EXHIBIT 13


                             SUBSCRIPTION AGREEMENT

   Leuthold Funds, Inc.
   100 North Sixth Street
   Suite 700A
   Minneapolis, Minnesota  55403

   Ladies and Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of Class A Common Stock (Leuthold Asset Allocation Fund), $0.0001 par value per share, of Leuthold Funds, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

             It is understood that a certificate or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefor, and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 20th day of October, 1995.

                                      STEVEN C. LEUTHOLD FAMILY
                                         FOUNDATION



                                      _______________________________________
                                      Steven C. Leuthold, Trustee

                                   ACCEPTANCE

             The foregoing subscription is hereby accepted. Dated and effective as of this 20th day of October, 1995.



                                      By:  _________________________________
                                           Steven C. Leuthold, President

   (CORPORATE SEAL)

                                      Attest:   ___________________________
                                                David D. Deming
                                                Vice President and Secretary